Exhibit 15

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Arrow Financial Corporation
Glens Falls, New York
Re: Filing on the June 30, 2012 Form 10-Q for Arrow Financial Corporation
With respect to the registration statements, Forms S-3 (No. 333-169121 and No. 333-175236) and S-8 (No. 333-62719, No. 333-151209 and No. 333-151550) of Arrow Financial Corporation and subsidiaries we acknowledge our awareness of the use therein of our report dated August 7, 2012 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,
/s/ KPMG LLP

Albany, New York
August 7, 2012